Exhibit 10.1

JETBLUE AIRWAYS CORPORATION

EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN

Section 1. Purpose. The purpose of the Plan is to insure stability within the Company, during a period of uncertainty resulting from the possibility of a Change in Control of the Company, by providing incentives for certain designated employees to remain in the employ of the Company. The Plan is intended to satisfy the requirements of Section 409A with respect to amounts subject thereto.

Capitalized words not otherwise defined in the text of this Plan have the meanings set forth in Section 2 below.

Section 2. Definitions. For purposes of the Plan, the following terms shall have the meanings set forth below:

“Benefit Continuation Period” shall mean, with respect to an Eligible Employee, the period equal to the aggregate number of years or months of Salary that the Eligible Employee is entitled to receive as Severance under Section 4, but in no event more than eighteen (18) months.

“Board” shall mean the Company’s Board of Directors, as constituted from time to time.

“Cause” shall mean an Eligible Employee’s (i) conviction of, or plea of no contest to, a felony or other crime involving moral turpitude or dishonesty; (ii) participation in a fraud or willful act of dishonesty against the Company that adversely affects the Company in a material way; (iii) willful breach of the Company’s policies that affects the Company in a material way; (iv) causing intentional damage to the Company’s property or business; (v) habitual conduct that constitutes gross insubordination; or (vi) habitual neglect of his or her duties with the Company.

“Change in Control” shall mean, and shall be deemed to have occurred upon, the first to occur of any of the following events:

(i)

there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (a “Business Combination”), in each case with respect to which the stockholders of the Company immediately prior to such transaction do not, immediately after such transaction, own directly or indirectly more than 50% of the combined voting power of the Company or other corporation resulting from such Business Combination in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the voting securities of the Company; or

(ii)	the sale, transfer or other disposition of all or substantially all of the Company’s assets, or the consummation of a plan of complete liquidation or dissolution of the Company;

provided, however, that in no event shall any acquisition by the Company or any of its affiliates or subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries constitute a Change in Control.

“Change in Control Date” shall mean the date on which a Change in Control is consummated.

“Claimant” shall have the meaning set forth in Section 14.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and any applicable rulings and regulations promulgated thereunder.

“Committee” shall mean the committee, consisting of at least two (2) officers or employees of the Company, designated from time to time by the Board to administer the Plan.

“Company” shall mean JetBlue Airways Corporation, a Delaware corporation, and any successor thereto.

“Date of Termination” shall mean, with respect to an Eligible Employee, the date on which such Eligible Employee incurs a Separation from Service.

“Delayed Payment Amount” shall have the meaning set forth in Section 5(b).

“Disabled” shall mean, with respect to an Eligible Employee, the time such Eligible Employee becomes eligible for disability benefits under any long-term disability plan sponsored by the Company or an affiliate of the Company for the benefit of an Eligible Employee.

“Effective Date” shall mean June 28, 2007.

“Eligible Employee” shall have the meaning set forth in Section 3.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, including any applicable rulings and regulations promulgated thereunder.

“Excise Tax” shall have the meaning set forth in Section 8.

“Good Reason” shall mean the termination of employment by an Eligible Employee because of any of the following events: (i) a 10% reduction by the Company (other than in connection with a Company-wide across the board reduction), in (x) his or her annual base pay or bonus opportunity as in effect immediately prior to the Change in Control Date or (y) his or her bonus opportunity or 12 times his or her average monthly Salary, or as same may be increased from time to time thereafter; (ii) a material reduction in the duties or responsibilities of the Eligible Employee from those in effect prior to the Change in Control; or (iii) the Company requiring the Eligible Employee to relocate from the office of the Company where an Eligible Employee is principally employed immediately prior to the Change in Control Date to a location that is more than 50 miles from such office of the Company (except for required travel on the

Company’s business to an extent substantially consistent with such Eligible Employee’s customary business travel obligations in the ordinary course of business prior to the Change in Control Date).

“Gross Up Amount” shall have the meaning set forth in Section 8.

“Plan” shall mean this JetBlue Airways Corporation Executive Change in Control Severance Plan, as amended from time to time.

“Plan Administrator” shall mean the Committee or the person(s) designated by the Committee in accordance with Section 10.

“Potential Change in Control” shall mean the earliest to occur of (a) the execution of an agreement or letter of intent, the consummation of the transaction contemplated therein would result in a Change in Control, or (b) the approval by the Board of a transaction or series of transactions, the consummation of which would result in a Change in Control; provided, that no such event shall be a “Potential Change in Control” unless (i) in the case of any agreement or letter of intent described in clause (a), the transaction described therein is subsequently consummated by the Company and the other party or parties to such agreement or letter of intent and thereupon constitutes a “Change in Control”, or (ii) in the case of any Board-approved transaction described in clause (b), the transaction so approved is subsequently consummated and thereupon constitutes a “Change in Control.”

“Potential Change in Control Date” shall mean the date on which a Potential Change in Control occurs.

“Protection Period” shall mean the period commencing on the Change in Control Date and ending on the last day of the month in which the second anniversary of the Change in Control Date occurs.

“Salary” shall mean the higher of an Eligible Employee’s annual base salary or hourly wages on an annualized basis based on a normal basic work schedule immediately prior to (or 12 times an Eligible Employee’s average monthly salary during the six (6) month period, excluding any month(s) during which he or she worked less than a normal schedule, immediately prior to) (i) such Eligible Employee’s Date of Termination, or (ii) the Change in Control Date.

“Section 409A” shall mean Section 409A of the Code and the applicable rulings and regulations promulgated thereunder.

“Section 409A Compliance” shall have the meaning set forth in Section 17(j).

“Separation from Service” shall mean a “separation from service” from the Company as defined in the applicable Treasury regulations for purposes of Section 409A.

“Service” shall mean employment with the Company, including prior employment with any predecessor employer that was acquired by or merged into the Company. Service for purposes of calculating Severance shall be measured as of an Eligible Employee’s Date of Termination.

“Severance” shall have the meaning set forth in Section 4(a).

“Specified Employee” shall mean a specified employee within the meaning of Section 409A(a)(2)(b)(i) of the Code.

“Statutory Severance Amount” shall have the meaning set forth in Section 4(b).

“Tax Authority” shall mean Internal Revenue Service, a court of competent jurisdiction, or such other duly empowered governmental body or agency.

“Tier I Employee” shall have the meaning set forth in Section 3.

“Tier II Employee” shall have the meaning set forth in Section 3.

“Transition Period” shall mean the following period for an Eligible Employee who incurs a Separation from Service Without Cause or who resigns for Good Reason during the Protection Period: (i) 90 calendar days from the Date of Termination for a Tier I Employee, and (ii) 60 calendar days from the Date of Termination for a Tier II Employee.

“Without Cause” shall mean, with respect to an Eligible Employee, any termination by the Company of such Eligible Employee’s employment other than for Cause, death or as a result of being Disabled.

Section 3. Eligibility. An employee of the Company is eligible to participate in the Plan (an “Eligible Employee”) if, immediately prior to the Date of Termination, such employee is (i) an individual with the title of Senior Vice President, Executive Vice President, or higher rank (a “Tier I Employee”), (ii) an individual with the title of Vice President or Director, other than any Vice President or Director who has entered into an individual employment agreement or contract with the Company, (a “Tier II Employee”). If an Eligible Employee voluntarily retires or resigns without Good Reason, is terminated by the Company for Cause, dies or becomes Disabled, such individual shall no longer be eligible to participate in the Plan and shall forfeit any right to receive Severance or any other benefits hereunder.

Section 4. Severance.

(a) An Eligible Employee who incurs a Separation from Service Without Cause or who resigns for Good Reason during the Protection Period, shall be entitled to receive severance (“Severance”) in an amount calculated as follows:

(i)	for a Tier I Employee only – two (2) years of Salary, plus two (2) times the Tier I Employee’s target bonus for the calendar year in which the Eligible Employee’s Date of Termination occurs;

(ii)

for a Tier II Employee only – one (1) year of Salary, plus one (1) times the amount of the Tier I Employee’s target bonus for the calendar year in which the Eligible Employee’s Date of Termination occurs;

(iii)	payment of an Eligible Employee’s accrued but unused paid time off (PTO) as of the Date of Termination;
(iv)

a pro rata portion of the Eligible Employee’s annual bonus for the calendar year in which the Date of Termination occurs, based on the Eligible Employee’s target cash bonus opportunity for that year and on the assumption that all performance targets have been or will be achieved at target levels (calculated based on the number of days of such Eligible Employee’s employment in the calendar year up through and including the Date of Termination); and

(v)

if the Eligible Employee had previously consented to the Company’s request to relocate his or her principal place of employment more than 50 miles from its location immediately prior to the Change in Control, payment for all unreimbursed relocation expenses incurred by such Eligible Employee in accordance with the Company’s relocation policies.

(b) Statutory Severance Offset. Notwithstanding anything in the Plan to the contrary, in the event an Eligible Employee is entitled to receive severance, redundancy or other similar types of payments or benefits under local law (“Statutory Severance Amount”), the Company shall reduce the amount of Severance to which the Eligible Employee is entitled under the Plan by the Eligible Employee’s Statutory Severance Amount; provided, however, that in no event shall the amount of Severance to which the Eligible Employee is entitled under the Plan pursuant to this Section 4(b) be less than zero.

Section 5. Timing of Payment of Severance.

(a) General. Any Severance payable to an Eligible Employee hereunder shall be paid in a single lump sum payment in accordance with the Company’s normal payroll practices and procedures, unless otherwise required by law, but in no event later than 30 days following the Eligible Employee’s Date of Termination.

(b) Section 409A Compliance. Notwithstanding anything in the Plan to the contrary, if at the time of the Eligible Employee’s Date of Termination, the Eligible Employee is a Specified Employee, then, solely to the extent necessary for Section 409A Compliance, any amounts payable to the Eligible Employee pursuant to Section 4 that exceed the limit specified in §1.409A-1(b)(9)(iii)(A) of the Treasury regulations under Section 409A during the period beginning on the Eligible Employee’s Date of Termination and ending on the six (6) month anniversary of such date (the “Delayed Payment Amount”) shall be delayed and not paid to the Eligible Employee until the first business day following such sixth-month anniversary date, at which time such delayed amounts shall be paid to the Eligible Employee in a single lump sum on the next regular payroll date following such anniversary but in no event later than 30 days following such date.

Section 6. Benefit Continuation.

(a) Health and Welfare Benefits. An Eligible Employee who incurs a Separation from Service Without Cause or who resigns for Good Reason during the Protection Period shall be entitled to receive reimbursement for all costs incurred in procuring health and/or dental care coverage on behalf of him or herself, and his or her eligible dependents, under the terms of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and Section 4980B of the Code (“COBRA”) during the Benefit Continuation Period; provided, however, that any COBRA-related reimbursements otherwise receivable by an Eligible Employee hereunder shall be eliminated to the extent that the Eligible Employee becomes covered under group health and dental care plans providing substantially comparable benefits to those provided to similarly situated active employees of the Company following such Eligible Employee’s Separation from Service Without Cause or resignation for Good Reason during the Protection Period. An Eligible Employee is required to notify the Company immediately if the Eligible Employee obtains group medical and dental care plan coverage from a subsequent employer. After the end of the Benefit Continuation Period, an Eligible Employee may elect to extend such participation in the Company’s group health and/or dental care plans at the Eligible Employee’s own cost to the extent permitted under COBRA.

(b) Flight Benefits. For a period of two (2) years following an Eligible Employee’s Separation from Service Without Cause or resignation for Good Reason during the Protection Period, an Eligible Employee shall be eligible for continued travel privileges comparable to the Company’s policy as in effect for similarly situated active employees during such period. Any violation of the rules governing non-revenue and reduced rate travel may result in the suspension or termination of all travel privileges.

Section 7. Outplacement Assistance. An Eligible Employee who incurs a Separation from Service Without Cause or resigns for Good Reason during the Protection Period shall be entitled to receive individual outplacement assistance. An Eligible Employee shall be given the opportunity to receive individual outplacement assistance, in each case, on such terms and conditions as may be determined by the Committee.

Section 8. Gross Up Payments.

(a) Tier I Employees With Executive Vice President Title or Higher Rank. If any Severance or other payment payable to a Tier I Employee with the title of Executive Vice President, or higher rank, is subject to the excise tax imposed under Section 4999 of the Code, or any similar federal or state law (an “Excise Tax”), the Company shall pay to such Tier I Employee an additional amount (the “Gross Up Amount”) in cash, which is equal to (i) the amount of the Excise Tax, plus (ii) the aggregate amount of any interest, penalties, fines or additions to any tax which is imposed in connection with the imposition of such Excise Tax, plus (iii) all income, excise and other applicable taxes imposed on such Tier I Employee under the laws of any federal, state or local government or taxing authority by reason of the payments required under clause (i) and clause (ii) and this clause (iii). The Gross Up Amount payable with respect to an Excise Tax shall be paid by the Company by the end of the Tier I Employee’s taxable year following such Tier I Employee’s taxable year in which the Excise Tax is remitted to a Taxing Authority. The determinations made with respect to this Section 8 shall be made by a certified public accounting firm designated and paid for by the Company by the end of the Tier I Employee’s taxable year following such Tier I Employee’s taxable year in which the Excise Tax is remitted to a Taxing Authority.

(b) Tier I Employees With Senior Vice President Title and Tier II Employees. If any Severance or other payments payable to a Tier I Employee with the title of Senior Vice President or a Tier II Employee is subject to the Excise Tax, the Company shall reduce the aggregate amount of such payments such that the present value thereof (as determined under the Code and the applicable regulations) is equal to 2.99 times such Tier I Employee’s or Tier II Employee’s “base amount” as defined in Section 280G(b)(3) of the Code. The determinations made with respect to this Section 8 shall be made by a certified public accounting firm designated and paid for by the Company.

Section 9. Continuing Obligation.

(a) Transition Matters. From an Eligible Employee’s Date of Termination through the end of the Transition Period, the Eligible Employee shall make himself or herself available to consult with the Company on transition-related matters. It is contemplated that, on average, such transition-related consultation services shall not exceed the 10% of the average level of bona fide services performed by the Eligible Employee during the immediately preceding 36-month period (or the full period of services if the Eligible Employee provided less than 36 months of services) as contemplated under §1.409A-1(h)(1)(ii) of the Treasury regulations under Section 409A. The Eligible Employee shall provide such transition-related consultation services at such time and place and in such manner as may be reasonably requested from time to time by the Company, taking into consideration the Eligible Employee’s other business and personal commitments, subject to the Eligible Employee’s assent, which shall not be unreasonably withheld.

(b) Reimbursement of Expenses. During the Transition Period, the Company shall reimburse the Eligible Employee for reasonable out-of-pocket expenses incurred in connection with the Eligible Employee’s performance of transition-related consultation services. In addition, during the Transition Period, if the Eligible Employee is requested to travel in connection with the business of the Company, the Eligible Employee shall be entitled to travel benefits in accordance with the Company’s travel policy.

Section 10. Administration.

(a) The Plan shall be interpreted, administered and operated by the Committee, which shall have complete authority, in its sole and exclusive discretion subject to the express provisions of the Plan, to determine who shall be eligible for Severance, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other legal and factual determinations necessary or advisable for the administration of the Plan.

(b) All questions of any nature whatsoever arising in connection with the interpretation of the Plan or its administration or operation shall be submitted to and settled and determined by the Committee in an equitable and fair manner in accordance with the procedure for claims and appeals described in Section 14. Any such settlement and determination shall be final and conclusive, and shall bind and may be relied upon by the Company, each of the Eligible Employees and all other parties in interest.

(c) The Committee may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

(d) The Committee is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Committee shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Company.

Section 11. Effect of Subsequent Corporate Transactions. No Severance or other benefits shall be payable under the Plan solely because an Eligible Employee incurs a Separation from Service as a direct result of a sale of a subsidiary, division or other operating assets of the Company, provided the purchaser thereof is contractually obligated to maintain for the balance of the Protection Period a severance plan that provides Severance and outplacement assistance to such Eligible Employee on terms that are no less favorable than those set forth in the Plan.

Section 12. Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware.

Section 13. Severability. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provision had not been included.

Section 14. Claims Procedure.

(a) General. In the event that an Eligible Employee believes he or she is not receiving benefits to which he or she is entitled under the Plan, such Eligible Employee or his or her authorized representative (hereinafter called the “Claimant”) may make a claim for benefits in the manner hereinafter provided.

(b) Claims. All claims for benefits under the Plan shall be made in writing and shall be signed by the Claimant. Claims shall be submitted to the Plan Administrator. If the Claimant does not furnish sufficient information with the claim for the Plan Administrator to determine the validity of the claim, the Plan Administrator shall indicate to the Claimant any additional information which is necessary for the Plan Administrator to determine the validity of the claim.

(c) Review of Claims. Each claim hereunder shall be acted on and approved or disapproved by the Plan Administrator within 90 days following the receipt by the Plan Administrator of the information necessary to process the claim. If special circumstances require an extension of the time needed to process the claim, this 90-day period may be extended to 180 days after the claim is received. The Claimant shall be notified before the end of the original period if an extension is necessary, the reason for the extension and the date by which it is expected that a decision will be made. In the event the Plan Administrator denies a claim for benefits, in whole or in part, the Plan Administrator shall notify the Claimant in writing of the denial of the claim and notify the Claimant of his right to a review of the Plan Administrator’s decision by the Committee. Such notice by the Plan Administrator shall also set forth, in a manner calculated to be understood by the Claimant, the specific reason for such denial, the specific provisions of the Plan on which the denial is based, and a description of any additional material or information necessary to perfect the claim with an explanation of the Plan’s appeals procedure as set forth in this Section 14.

(d) Appeals. Any applicant whose claim for benefits is denied in whole or in part may appeal to the Committee for a review of the decision by the Plan Administrator. Such appeal must be made within 60 days after the applicant has received actual or constructive notice of the denial as provided above. An appeal must be submitted in writing within such period and must:

(i)	request a review by the Committee of the claim for benefits under the Plan;
(ii)	set forth all of the grounds upon which the Claimant’s request for review is based and any facts in support thereof; and
(iii)	set forth any issues or comments which the Claimant deems pertinent to the appeal.

(e) Review of Appeals. The Committee shall act upon each appeal within 60 days after receipt thereof unless special circumstances require an extension of the time for processing, in which case a decision shall be rendered by the Committee as soon as possible but not later than 120 days after the appeal is received by it. If such an extension of time for processing is required because of special circumstances, written notice of the extension shall be furnished prior to the commencement of the extension describing the reasons an extension is needed and the date when the determination will be made. The Committee may require the Claimant to submit such additional facts, documents or other evidence as the Committee in its discretion deems necessary or advisable in making its review. The Claimant shall be given the opportunity to review pertinent documents or materials upon submission of a written request to the Committee, provided that the Committee finds the requested documents or materials are pertinent to the appeal.

(f) Final Decisions. On the basis of its review, the Committee shall make an independent determination of the Eligible Employee’s eligibility for benefits under the Plan. The decision of the Committee on any appeal of a claim for benefits shall be final and conclusive upon all parties thereto.

(g) Denial of Appeals. In the event the Committee denies an appeal in whole or in part, it shall give written notice of the decision to the Claimant, which notice shall set forth, in a manner calculated to be understood by the Claimant, the specific reasons for such denial and which shall make specific reference to the pertinent provisions of the Plan on which the Committee’s decision is based.

(h) Statute of Limitations. A Claimant wishing to seek judicial review of an adverse benefit determination under the Plan, whether in whole or in part, must file any suit or legal action, including, without limitation, a civil action under Section 502(a) of ERISA, within three (3) years of the date the final decision on the adverse benefit determination on review is issued or should have been issued under Section 14(f) or lose any rights to bring such an action. If any such judicial proceeding is undertaken, the evidence presented shall be strictly limited to the evidence timely presented to the Committee. Notwithstanding anything in the Plan to the contrary, a Claimant must exhaust all administrative remedies available to such Claimant under the Plan before such Claimant may seek judicial review pursuant to Section 502(a) of ERISA.

Section 15. Correspondence with Committee. All notices or other communications to the Committee shall be in writing and shall be given by hand delivery, or by registered or certified mail addressed as follows:

JetBlue Airways Corporation

118-29 Queens Boulevard

Forest Hills, New York 11375

Attention: General Counsel

Section 16. Agent for Service of Process. The Company’s General Counsel shall be the designated agent of the Plan for service of process.

Section 17. Miscellaneous.

(a) ERISA Plan. It is the intent of the Company that the Plan constitute an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA, and comply with the applicable requirements of ERISA.

(b) Funding. The Plan shall not be funded through any trust, insurance contract or other funding vehicle. All payments under the Plan shall be made from the general assets of the Company. No Eligible Employee who becomes eligible to receive Severance under the Plan shall have a claim against any specific assets of the Company, and such Eligible Employee shall only be a general unsecured creditor of the Company.

(c) No Implied Employment Contract. The Plan shall not be deemed to give any person (whether or not an Eligible Employee) any right to be retained in the employ of the Company, nor any right to interfere with the right of the Company to discharge any employee (whether or not an Eligible Employee) at any time and for any reason, which right is hereby reserved.

(d) Benefits Not Assignable. Except as otherwise provided herein or by law, no right or interest of any Eligible Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Eligible

Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Eligible Employee. When a payment is due under the Plan to an Eligible Employee who is unable to care for his affairs, payment may be made directly to his legal guardian or personal representative.

(e) Withholding. The Company shall withhold any applicable federal, state or local income and employment taxes from any payments made under the Plan.

(f) Cooperation. An Eligible Employee shall, for a period of two (2) years after termination of his or her employment, upon request from the Company, cooperate with the Company or any of its subsidiaries in the defense of any claims or actions that may be made by or against the Company or any of its subsidiaries that affect the Eligible Employee’s prior areas of responsibility, except if the Eligible Employee’s reasonable interests are adverse to the Company or any of its subsidiaries in such claim or action. The Company agrees to promptly reimburse the Eligible Employee for all of his or her reasonable travel and other direct expenses incurred, or to be reasonably incurred, to comply with the Eligible Employee’s obligations under this Section 17(f).

(g) Prior Agreements and Understandings. As of the Effective Date, the Plan shall not supersede and replace any written or oral plan, agreement and understanding concerning an Eligible Employee’s right to receive severance or similar payments from the Company.

(h) Reductions to Severance. To the extent permitted by law, unless the Committee determines otherwise in its sole discretion, an Eligible Employee’s Severance will be reduced by the amount of any salary or wage continuation, severance, termination or similar payments, or any payments in lieu of required notice of termination, that the Company becomes required to make to such Eligible Employee under any applicable federal, state or local law (including, without limitation, the Federal Worker Adjustment and Retraining Notification Act) or under any agreement, written or oral, with such Eligible Employee.

(i) Amendment and Termination. Prior to a Change in Control, the Company may amend or terminate the Plan at any time and for any reason; provided, that such amendment or termination shall be effective only if the amendment or termination occurs prior to a Potential Change in Control Date. Following the Change in Control Date or Potential Change in Control Date, the Plan shall not be terminated and shall not be amended to reduce any benefit or to make any condition more restrictive as it applies to any Eligible Employee for a period ending on the later to occur of: (i) the last day of the month in which the second anniversary of the Change in Control Date occurs, and (ii) the date that all benefits due to each Eligible Employee under the Plan have been paid. Unless previously terminated pursuant to this Section 17(i), within the 90-day period immediately prior to the third anniversary of the Effective Date, the Board shall reconsider the terms of this Plan in light of then-current market practices.

(j) Section 409A. The Plan is intended to satisfy the requirements of Section 409A with respect to amounts subject thereto, and shall be interpreted and administered consistent with such intent. If, in the good faith judgment of the Committee, any provision of the Plan could cause any person to be subject to adverse or unintended tax consequences under

Section 409A, such provision shall be modified by the Committee in its sole discretion to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the requirements of Section 409A (“Section 409A Compliance”), and, notwithstanding any provision herein to the contrary, the Committee shall have broad authority to amend or to modify the Plan, without advance notice to or consent by any person, to the extent necessary or desirable to ensure Section 409A Compliance. Any determination by the Committee under this Section 17(j) shall be final, conclusive and binding on all persons.

ADMINISTRATION AND ERISA INFORMATION

Administrative Facts

The following are administrative facts regarding the Plan and are provided to you in accordance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

Name of Plan:	JetBlue Airways Corporation Executive Change in Control Severance Plan
Name and Address of Plan Sponsor:	JetBlue Airways Corporation 118-29 Queens Boulevard Forest Hills, New York 11375
Employer Identification Number:	87-0617894
Plan Number:	101
Type of Plan:	Welfare Benefit Plan
Type of Plan Administration:	Self-Administered
Name and Address of Plan Administrator:	The Plan Administrator is the Severance Plan Committee. JetBlue Airways Corporation 118-29 Queens Boulevard Forest Hills, New York 11375 Attn: Severance Plan Committee
Claims Reviewer and business address:	JetBlue Airways Corporation 118-29 Queens Boulevard Forest Hills, New York 11375 Attn: Claims Reviewer
Agent for Service of Legal Process:	JetBlue Airways Corporation - General Counsel
Effective Date:	June 28, 2007

Notice of Rights Under ERISA

As a participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:

Receive Information About Your Plan and Benefits

•

Examine, without charge, at the office of the Plan Administrator, and at other specified locations, such as worksites, all documents governing the Plan, including a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

•

Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including copies of the latest annual report (Form 5500 Series) filed, if applicable, and an updated summary plan description. The Plan Administrator may assess a reasonable charge for copies of these documents.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining severance benefits to which you are entitled under the Plan, or from exercising your rights under ERISA.

Enforce Your Rights

If your claim for a severance benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps that you can take to enforce the above rights. For instance, if you request a copy of the Plan documents or the latest annual report (Form 5500 Series) from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, a court may require the Plan Administrator to provide the requested materials and pay you up to $110 a day until you receive them, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or Federal court.

If it should happen that Plan fiduciaries misuse the Plan’s money or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide which party will be responsible for paying court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance With Your Questions

If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. Additional information may also be obtained from its Web Site at http://www.dol.gov/ebsa. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.